Exhibit 99.1

  LCC International Reports Sequential Improvements in Second Quarter Results

    MCLEAN, Va.--(BUSINESS WIRE)--Aug. 4, 2003--

    Backlog Increases to in Excess of $150 Million as a Result of Awards From Sprint and United States Cellular

    LCC International, Inc., (NASDAQ: LCCI) a global leader in wireless voice and data turn-key technical consulting services, today reported revenues for the second quarter ended June 30, 2003 of $18.2 million, an increase of 49 percent from $12.2 million posted in the second quarter of 2002 and 6.1 percent from the $17.1 million posted in the first quarter of 2003.
    In addition to its financial results, the Company announced a backlog in excess of $150 million that includes large awards from Sprint and United States Cellular. LCC has been engaged to perform RF engineering and network deployment services for Sprint and turnkey deployment services for United States Cellular.
    The Company reported a net loss for the second quarter of $(4.0) million compared to a net loss of $(11.2) million for the second quarter of 2002 and a $(2.2) million loss in the first quarter of 2003. Included in the second quarter are income tax charges resulting from modifications to the Company's provisional effective income tax rate from 37.5 percent to 12 percent. In order to account for this rate change, the tax benefit recorded in the first quarter of 2003 has been adjusted and the impact of this adjustment has been recognized in the second quarter. On a pre-tax basis, the operating loss for the quarter decreased to $(3.7) million, improving from $(11.3) million in the same quarter last year and sequentially from $(4.8) million last quarter.
    Loss per share in the second quarter was $(0.19) per basic and fully diluted share on 20.9 million shares compared to a basic and fully diluted loss per share of $(0.54) on 20.7 million shares during the second quarter of 2002 and a loss per share of $(0.10) per basic and fully diluted share on 20.9 million shares for the first quarter of 2003.
    C. Thomas Faulders III, chairman and chief executive officer said, "We made progress on our return to profitability this quarter as compared to the first quarter. A successful sales effort, focus on reducing our cost of delivery and reduced SG&A expenditures resulted in a sequential increase in revenues, gross margin in excess of 18 percent, a reduced operating loss and a significant increase in backlog. As a result of the awards from Sprint and U.S. Cellular, our backlog is almost double that which we reported at the end of the first quarter."
    Mr. Faulders continued, "We did have an additional charge for income tax adjustments that had an impact on our net loss. The adjustment that resulted in the lower 12 percent effective income tax rate, the rate which we expect for the rest of this year, should lead to reductions in future taxes payable."
    The Company will hold a conference call on Tuesday, August 5, 2003 at 8:30 a.m. Eastern to discuss its second quarter 2003 results. Interested parties can participate either by web cast by visiting the Company's web site (www.lcc.com) or via telephone. U.S. callers please dial 800-784-9386. Callers outside of the U.S. please dial 706-679-3422. Both numbers will require callers to enter reservation number 8046247.

    About LCC

    Celebrating its 20th year in wireless, LCC International, Inc. is a global leader in voice and data design, deployment and management services to the wireless telecommunications industry. Since 1983, LCC has performed technical services for the largest wireless operators in North and South America, Europe, The Middle East, Africa and Asia. The Company has worked with all major access technologies and has participated in the success of some of the largest and most sophisticated wireless systems in the world. Through an integrated set of technical business consulting, training, design, deployment, operations and maintenance services, LCC is unique in its ability to provide comprehensive turnkey services to wireless operators around the world. News and additional information are available at www.lcc.com.

    Statements included in this news release which are not historical in nature are "forward-looking statements" within the meaning of
Section 21E of the U.S. Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995. Forward looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. These include, without limitation, statements regarding increased demand for the Company's services, forecasts of revenues, earnings estimates, statements regarding contracts, work or revenue opportunities the Company may secure in the future, and related information, all of which are based on current factual information and certain assumptions about future events which management believes to be reasonable at this time. There are many risks, uncertainties and other factors that can prevent the Company from achieving its goals or cause the Company's results to differ materially from those expressed or implied by these forward-looking statements including, without limitation, changes in demand for the Company's services from external factors including general economic conditions or changes in wireless demand or technology affecting network expansion strategies at and financing opportunities for the Company's clients, continued delays in the award of new work, the termination or reduction of existing projects due to changes in the financial condition or business strategies of the Company's clients, the Company's dependence on hiring and retaining professional staff and key personnel, fluctuations in quarterly results from a variety of internal and external factors including changes in the Company's estimates with respect to the completion of fixed-price contracts, lengthy sales cycles especially with respect to larger projects that may account for a significant portion of the Company's anticipated revenues, intense competition in the marketplace especially from competitors with greater financial resources and financing capabilities, and those risk factors described in LCC International, Inc.'s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company generally provides performance and earnings projections at each quarterly earnings conference call and in specific regulatory filings. These forecasts are as of the date of the call or filing and will include estimates based on factual information and assumptions which management believes to be reasonable at that time. In providing projections and other forward-looking statements, the Company does not make, and specifically disclaims, any undertaking or obligation to update them at any time in the future or at all to reflect new information, future events or otherwise.


               LCC International, Inc. and Subsidiaries
            Condensed Consolidated Statements of Operations
                 (In thousands, except per share data)
                              (Unaudited)

                                Three Months Ended  Six Months Ended
                                     June 30,          June 30,
                                ------------------ ------------------
                                   2002     2003      2002     2003
                                --------- -------- --------- --------

REVENUES                         $12,219  $18,187   $29,617  $35,327

COST OF REVENUES                  10,724   14,860    26,994   29,459
                                --------- -------- --------- --------

GROSS PROFIT                       1,495    3,327     2,623    5,868
                                --------- -------- --------- --------

OPERATING (INCOME) EXPENSE:
  Sales and marketing              1,951    1,481     4,246    3,437
  General and administrative       2,084    4,731     7,189    9,469
Restructuring charge              10,030       --    10,030     (152)
  Gain on sale of tower
   portfolio and
   administration, net            (2,000)      --    (2,000)      --
  Depreciation and amortization      756      810     1,447    1,606
                                --------- -------- --------- --------
                                  12,821    7,022    20,912   14,360
                                --------- -------- --------- --------
OPERATING LOSS                   (11,326)  (3,695)  (18,289)  (8,492)
                                --------- -------- --------- --------

OTHER INCOME (EXPENSE):
  Interest income                    208      101       510      197
  Other                           (5,201)      79    (5,199)   1,320
                                --------- -------- --------- --------
                                  (4,993)     180    (4,689)   1,517
                                --------- -------- --------- --------
LOSS FROM OPERATIONS BEFORE
 INCOME TAXES                    (16,319)  (3,515)  (22,978)  (6,975)

PROVISION (BENEFIT) FOR INCOME
 TAXES                            (5,075)     460    (6,673)    (838)
                                --------- -------- --------- --------

NET LOSS                        $(11,244) $(3,975) $(16,305) $(6,137)
                                ========= ======== ========= ========

NET LOSS PER SHARE:
  Basic                           $(0.54)  $(0.19)   $(0.79)  $(0.29)
                                ========= ======== ========= ========
  Diluted                         $(0.54)  $(0.19)   $(0.79)  $(0.29)
                                ========= ======== ========= ========

WEIGHTED AVERAGE SHARES USED
 IN CALCULATION OF NET
  LOSS PER SHARE:
  Basic                           20,731   20,969    20,728   20,964
                                ========= ======== ========= ========
  Diluted                         20,731   20,969    20,728   20,964
                                ========= ======== ========= ========


               LCC International, Inc. and Subsidiaries
                 Condensed Consolidated Balance Sheets
                 (In thousands, except per share data)

                                             Dec. 31,    June 30,
                                               2002        2003
                                            ----------- -----------
                                             (Audited)   (Unaudited)
ASSETS:

Current assets:
    Cash and cash equivalents                   $37,507     $25,874
    Restricted cash                               1,308       1,537
    Short-term investments                          514         532
    Receivables, net of allowance for
     doubtful accounts of $3,122 and
     $2,163 at December 31, 2002 and
     June 30, 2003, respectively:
         Trade accounts receivable               13,165      14,639
         Unbilled receivables                    12,369      15,006
         Due from related parties and
          affiliates                                 61          46
    Deferred income taxes, net                    3,932       2,922
    Prepaid expenses and other current
     assets                                       1,835       2,072
    Prepaid tax receivable and prepaid taxes      8,285       8,434
                                             ----------- -----------
         Total current assets                    78,976      71,062

Property and equipment, net                       5,010       4,325
Deferred income taxes, net                          504       2,009
Goodwill and other intangibles                   11,273      12,031
Other assets                                        960       1,144
                                             ----------- -----------
                                                $96,723     $90,571
                                             =========== ===========

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
    Line of credit                                   --      $1,993
    Accounts payable                             $7,316       7,700
    Accrued expenses                             10,543       7,642
    Accrued employee compensation and
     benefits                                     6,272       6,389
    Deferred revenue                                 41         771
    Income taxes payable                            882         926
    Accrued restructuring current                 3,937       4,673
    Other current liabilities                        26         349
                                             ----------- -----------
         Total current liabilities               29,017      30,443

    Accrued restructuring                         5,786       3,407
    Other liabilities                               832         631
                                             ----------- -----------
         Total liabilities                       35,635      34,481
                                             ----------- -----------

Shareholders' equity:
Preferred stock:
    10,000 shares authorized; 0 shares
     issued and outstanding                          --          --
Class A common stock, $0.01 par value:
    70,000 shares authorized; 14,632 and
     14,656 shares issued and outstanding
     at December 31, 2002 and June 30,
     2003, respectively                             146         147
Class B common stock, $0.01 par value:
    20,000 shares authorized; 6,319 and
     6,316 shares issued and outstanding
     at December 31, 2002 and June 30,
     2003, respectively                              63          63

Paid-in capital                                  94,132      94,169
Accumulated deficit                             (30,079)    (36,216)
Note receivable from shareholder                 (1,625)     (1,625)
                                             ----------- -----------
    Subtotal                                     62,637      56,538

Accumulated other comprehensive loss --
 foreign currency translation adjustments        (1,549)       (448)
                                             ----------- -----------
         Total shareholders' equity              61,088      56,090
                                             ----------- -----------
                                                $96,723     $90,571
                                             =========== ===========


               LCC International, Inc. and Subsidiaries
            Condensed Consolidated Statements of Cash Flows
                            (In thousands)
                              (Unaudited)

                                              Six Months Ended
                                                  June 30,
                                            ---------------------
                                               2002       2003
                                            ---------- ----------


Cash flows from operating activities:
     Net loss                                $(16,305)   $(6,137)
     Adjustments to reconcile net loss to
      net cash used in
      operating activities:
          Depreciation and amortization         1,447      1,606
          Provision (recovery) for doubtful
           accounts                               632     (1,257)
          Impairment of assets                  5,139         --
          Restructuring charge (recovery)      10,030       (152)
          Gain on sale of tower portfolio      (2,000)        --
          Changes in operating assets and
           liabilities:
               Trade, unbilled, and other
                receivables                    14,150     (3,057)
               Accounts payable and accrued
                expenses                       (7,747)    (2,664)
               Other current assets and
                liabilities                    (7,076)      (744)
               Other non-current assets and
                liabilities                      (800)      (294)
                                            ---------- ----------
Net cash used in operating activities          (2,530)   (12,699)
                                            ---------- ----------

Cash flows from investing activities:
     Proceeds from sales of short-term
      investments                                 (21)       (17)
     Purchases of property and equipment         (753)      (477)
     Proceeds from disposals of property
      and equipment                                31         32
     Business acquisitions                     (7,146)      (273)
                                            ---------- ----------
Net cash used in investing activities          (7,889)      (735)
                                            ---------- ----------

Cash flows from financing activities:
 Proceeds from issuance of common stock,
  net                                              14         37
 Proceeds from exercise of options                109         --
 Proceeds from line of credit                      --      2,787
 Repayment of line of credit                       --       (794)
 Increase in restricted cash                       --       (229)
 Repayment of loan to shareholder                 700         --
                                            ---------- ----------
Net cash provided by financing activities         823      1,801
                                            ---------- ----------

Net decrease in cash and cash equivalents (9,596) (11,633) Cash and cash equivalents at beginning of
 period                                        52,658     37,507
                                            ---------- ----------
Cash and cash equivalents at end of period    $43,062    $25,874
                                            ========== ==========

Supplemental disclosures of cash flow
 information:
  Cash paid during the quarter for:
   Income taxes                                $1,414       $224
   Interest                                        --         30


    Supplemental disclosures of non-cash investing and financing activities:

    In January 2002, the Company purchased all of the assets of Smith Woolley Telecom for a purchase price of approximately $8.6 million. The purchase price consisted of $7.1 million in cash included above as part of business acquisitions and the issuance of 215,000 shares of the Company's Class A Common Stock. par value $0.01 per share. The value of the Class A Common Stock was approximately $1.5 million. As a result, common stock and additional paid in capital increased, offset by an increase to goodwill and other intangibles.
    In May 2003, in satisfaction of the purchase agreement between the Company and Westminster Capital, B.V. ("Westminster"), the Company paid Westminster approximately $0.3 million in cash and assigned a note to Westminster in the amount of approximately $0.2 million. As a result of the note assignment, goodwill and other intangible assets increased, offset by an increase in due to related parties, which is included in accounts payable on the condensed consolidated balance sheet.

    Results of Operations

    The following table and discussion provide information which management believes is relevant to an assessment and understanding of the Company's consolidated results of operations and financial condition. The discussion should be read in conjunction with the condensed consolidated financial statements and accompanying notes thereto included elsewhere herein.

                                        Percentage of Revenues
                                      -------------------------------
                                        Three Months    Six Months
                                           Ended           Ended
                                          June 30,        June 30,
                                      --------------- ---------------
                                        2002    2003    2002    2003
                                      ------- ------- ------- -------
Revenues                               100.0%  100.0%  100.0%  100.0%
Cost of revenues                        87.8    81.7    91.1    83.4
                                      ------- ------- ------- -------
Gross profit                            12.2    18.3     8.9    16.6
                                      ------- ------- ------- -------
Operating (income) expense:
     Sales and marketing                16.0     8.1    14.3     9.7
     General and administrative         17.0    26.0    24.3    26.8
  Restructuring charge                  82.1     0.0    33.9    (0.4)
     Tower portfolio sale and
      administration, net              (16.4)    0.0    (6.8)    0.0
     Depreciation and amortization       6.2     4.5     4.9     4.5
                                      ------- ------- ------- -------
          Total operating (income)
           expense                     104.9    38.6    70.6    40.6
                                      ------- ------- ------- -------

Operating loss                         (92.7)  (20.3)  (61.7)  (24.0)
                                      ------- ------- ------- -------
Other income (expense):
     Interest income                     1.7     0.6     1.7     0.6
     Other                             (42.6)    0.4   (17.6)    3.7
                                      ------- ------- ------- -------
          Total other income
           (expense)                   (40.9)    1.0   (15.9)    4.3
                                      ------- ------- ------- -------
Loss from operations before income
 taxes                                (133.6)  (19.3)  (77.6)  (19.7)
                                      ------- ------- ------- -------
Provision (benefit) for income taxes   (41.5)    2.5   (22.5)   (2.4)
                                      ------- ------- ------- -------
Net loss                              (92.1)% (21.8)% (55.1)% (17.3)%
                                      ======= ======= ======= =======


                   Three Months Ended June 30, 2003
                              Compared to
                   Three Months Ended June 30, 2002

    Revenues. Revenues for the three months ended June 30, 2003 were $18.2 million compared to $12.2 million for the prior year, an increase of $6.0 million or 49.2%. The EMEA and Americas regions increased $5.2 million and $0.8 million, respectively, over the same period last year. The EMEA region's increase was primarily due to continued growth of LCC Italia and Detron, and to increased activity in Algeria. The Americas region increase in revenues of $0.8 million was primarily attributable to growth in North America.

    Cost of Revenues. Cost of revenues for the three months ended June 30, 2003 was $14.9 million compared to $10.7 million for the prior year, an increase of $4.2 million. Consistent with the explanation for the changes in revenue above, the increase of $4.2 million comprised a net increase in cost in the EMEA and the Americas regions of $4.1 million and $0.2 million, respectively and a decrease in cost in the Asia Pacific region of $0.1 million. The increase in cost of revenues in the EMEA region primarily represents an increase in cost for LCC Italia, Detron and Algeria of $4.8 million. In addition, costs increased over the prior year by $0.4 million reflecting the reversal in the prior year of employee benefit related accruals. The increase in cost of revenues in the Americas region was primarily attributable to growth in North America.

    Gross Profit. Gross profit for the three months ended June 30, 2003 was $3.3 million compared to $1.5 million for the prior year, an increase of $1.8 million. As a percentage of revenues, gross profit was 18.3% in 2003 compared to 12.2% in 2002, an increase of 6.1%. This increase of gross profit comprised increases in the EMEA region of $1.1 million (3.7%), in the Americas region of $0.6 million (1.6%) and in the Asia Pacific region of $0.1 million (0.8%). The increase of $1.1 million in the EMEA region is primarily composed of $1.1 million (6.7%) related to LCC Italia and Detron, $0.6 million (4.0%) related to Algeria and a $0.4 million decrease (3.4%) related to the reversal of employee benefit accruals in 2002. The increase in the Americas is mostly due to growth in North America.

    Sales and Marketing. Sales and marketing expenses were $1.5 million for the three months ended June 30, 2003 compared to $2.0 million for the prior year, a decrease of $0.5 million. Sales and marketing as a percentage of total revenues was 8.1% and 16.0%, respectively for the three months ended June 30, 2003 and 2002. The decrease in sales and marketing expenses is largely attributable to cost savings initiatives in the EMEA ($0.2 million) and Asia Pacific regions ($0.2 million).

    General and Administrative. General and administrative expenses were $4.7 million for the three months ended June 30, 2003 compared to $2.1 million for the prior year, an increase of $2.6 million. The Company recorded recoveries of previously reserved receivables for customers of $0.5 million and $1.6 million during the three months ended June 30, 2003 and 2002, respectively. Excluding the recoveries, general and administrative expenses for the three months ended June 30, 2003 would have been $5.2 million compared to $3.7 million for the prior year. The increase of $1.5 million is primarily due to continued growth of LCC Italia ($0.3 million), Detron ($0.4 million) and Algeria ($0.4 million).

    Restructuring Charge. A restructuring charge of $10.0 million was recorded for the three months ended June 30, 2002 pursuant to a restructuring plan adopted by the Company. The plan was formulated to respond to the low utilization of professional employees caused by the completion of several large fixed price contracts and the difficulty in obtaining new contracts as a result of a slowdown in wireless telecommunications infrastructure spending. The cost of the severance and associated expenses were approximately $1.0 million. Additionally, the Company had excess facility costs relative to the space occupied by the employees affected by the reduction in force and reduced business use of office space resulting from a continued trend for clients to provide professional staff office space while performing their services. The charge for the excess office space was approximately $9.0 million. The Company did not record any restructuring charges during the three months ended June 30, 2003.

    Gain on Sale of Tower Portfolio and Administration, Net. During February 2000, the Company entered into an agreement for the sale of telecommunications towers that it owned. As part of the sale agreement, the Company agreed to lease unoccupied space on the towers, effectively guaranteeing a minimum rent level of a fixed amount on the towers sold. The gain from the tower portfolio sale deferred an amount corresponding to this rent commitment, until the space was leased to another tenant or otherwise satisfied. The Company recognized the remainder ($2.0 million) of the deferred gain during the three months ended June 30, 2002.

    Depreciation and Amortization. Depreciation and amortization expense was $0.8 million for both the three months ended June 30, 2003 and 2002.

    Other Income (Expense). Other income and expense for the three months ended June 30, 2003 was a net income of $0.2 million compared to a net expense of $5.0 million for the three months ended June 30, 2002, an increase of $5.2 million. The $5.0 million of other income (expense) for the three months ended June 30, 2002 contained an impairment charge of $5.2 million related to the investments the Company made in 2000 in Plan + Design Netcare AG and Mobilocity.

    Income Taxes. The provision for income taxes was recorded for the three months ended June 30, 2003 using an effective income tax rate of 13.1% compared to a benefit of 31.1% for the comparable period in 2002. The rates utilized included cumulative adjustments of a provision of $0.9 million and a benefit of $0.3 million for three months ended June 30, 2003 and 2002, respectively, to reflect a change in the estimated effective income tax rates for the year to 12.0% in 2003 and 29.0% in 2002. The estimated effective income tax rates differed from the federal statutory tax rate of 35.0% due primarily to no tax benefits being recognized for losses generated by the Company's foreign subsidiaries and an increase in the valuation allowance for foreign tax credits.

    Net Loss. The net loss was $4.0 million for the three months ended June 30, 2003 compared to a net loss of $11.2 million in the prior year. The higher loss in 2002 reflected the restructuring charge and the impairment charge for the investments. These charges were offset by the recovery of the previously deferred amount related to the tower sale. Both periods were affected by the cumulative adjustments made to the estimated effective tax rates for the year, as described above.

                    Six Months Ended June 30, 2003
                              Compared to
                    Six Months Ended June 30, 2002

    Revenues. Revenues for the six months ended June 30, 2003 were $35.3 million compared to $29.6 million for the prior year, an increase of $5.7 million or 19.3%. The net increase consisted of an increase in revenues in the EMEA region of $8.9 million offset by decreases in both the Americas region ($2.5 million) and the Asia-Pacific region ($0.7 million). The change in the EMEA region was due to the continued growth of LCC Italia, Detron and Algeria of $12.3 million, offset by decreases representing the completion of other contracts primarily in Egypt and the Netherlands of $3.4 million. The Americas net decrease of $2.5 million consisted of $3.3 million related to the completion of the XM Satellite contract in 2002 offset by growth of $0.8 million.

    Cost of Revenues. Cost of revenues for the six months ended June 30, 2003 was $29.5 million compared to $27.0 million for the prior year, an increase of $2.5 million. The EMEA region increased cost of revenues by $6.2 million, which was offset by decreases in the Americas and Asia Pacific regions of $3.3 million and $0.4 million respectively. The increase in the EMEA region was primarily due to LCC Italia, Detron and Algeria ($9.8 million), offset by reductions in Egypt and the Netherlands of $4.0 million. The Americas decrease was primarily due to the completion of the XM Satellite contract of $3.2 million in 2002.

    Gross Profit. Gross profit for the six months ended June 30, 2003 was $5.9 million compared to $2.6 million for the prior year, an increase of $3.3 million. As a percentage of revenues, gross profit was 16.6% in 2003 compared to 8.9% in 2002, an increase of 7.7%. The EMEA and Americas regions increased by $2.7 million (6.8%) and $0.9 million (2.1%) respectively, while the Asia Pacific region decreased by $0.3 million (1.2%). The EMEA region's increase was primarily due to LCC Italia, Detron, and Algeria ($2.6 million), the completion of a fixed price contract in Egypt ($0.7 million), offset by $0.4 million related to the reversal of employee benefit accruals in 2002. The Americas increase of $0.9 million reflects the growth in revenues above.

    Sales and Marketing. Sales and marketing expenses were $3.4 million for the six months ended June 30, 2003 compared to $4.2 million for the prior year, a decrease of $0.8 million. The decrease is attributable to cost saving initiatives in the EMEA and Asia Pacific regions.

    General and Administrative. General and administrative expenses were $9.5 million for the six months ended June 30, 2003 compared to $7.2 million for the prior year, an increase of $2.3 million. Included in general and administrative expenses are net benefits from recoveries of previously reserved receivables of $1.3 million in 2003 and $1.0 million in 2002, respectively.
    Excluding the effects of bad debts, general and administrative expenses for 2003 was $10.8 million compared to $8.2 million for the prior year. The increase of $2.6 million was largely attributable to continued growth in the EMEA region, primarily Algeria ($0.5 million), LCC Italia ($0.6 million) and Detron ($0.9 million).

    Restructuring Charge. A restructuring charge of $10.0 million was recorded for the six months ended June 30, 2002 pursuant to a restructuring plan adopted by the Company. The plan was formulated to respond to the low utilization of professional employees caused by successful completion of several large fixed price contracts and difficulty in obtaining new contracts as a result of a slowdown in wireless telecommunications infrastructure spending. The cost of the severance and associated costs was approximately $1.0 million. Additionally, the Company had excess facility costs relative to the space occupied by the employees affected by the reduction in force and reduced business use of office space resulting from a continued trend for clients to provide professional staff office space while performing their services. The charge for the excess office space was approximately $9.0 million. During the first half of 2003, the Company reversed $0.2 million related to excess severance accruals.

    Gain on Sale of Tower Portfolio and Administration, Net. During February 2000, the Company entered into an agreement for the sale of telecommunications towers that it owned. As part of the sale agreement, the Company agreed to lease unoccupied space on the towers, effectively guaranteeing a minimum rent level of a fixed amount on the towers sold. The gain from the tower portfolio sale deferred an amount corresponding to this rent commitment, until the space was leased to another tenant or otherwise satisfied. The Company recognized $2.0 million of this previously deferred gain, for the six months ended June 30, 2002.

    Depreciation and Amortization. Depreciation and amortization expense was $1.6 million for the six months ended June 30, 2003 compared to $1.4 million for the prior year, an increase of $0.2 million. The increase in depreciation and amortization is due to the amortization of intangibles for the acquisitions the Company made in 2002.

    Other Income (Expense). Other income for the six months ended June 30, 2003 was $1.5 million compared to other expense of $4.7 million in the prior year, an increase of $6.2 million. Other expense for the six months ended June 30, 2002 contained an impairment charge of $5.2 million related to investments the Company made in 2000. Other income for the six months ended June 30, 2003 included approximately $1.0 million of cash received from the sale of NextWave Pre-Petition interest.

    Income Taxes. The benefit for income taxes was recorded for the six months ended June 30, 2003 and 2002 using an effective income tax rate of 12.0% in 2003 and 29.0% in 2002. The estimated effective income tax rates differed from the federal statutory tax rate of 35.0% due primarily to no tax benefits being recognized for losses generated by the Company's foreign subsidiaries and an increase in the valuation allowance for foreign tax credits.

    Net Loss. The net loss was $6.1 million for the six months ended June 30, 2003 compared to a net loss of $16.3 million in the prior year. The higher net loss in 2002 reflected the restructuring charge and the impairment charge for the investments. These charges were offset by the recovery of the previously deferred amount related to the tower sale described above.

    CONTACT: LCC International, Inc.
             Tricia Drennan, 703-873-2390
             tdrennan@lcc.com